SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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INTERNATIONAL STEM CELL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[March __, 2014]

Dear Stockholder:

This year’s annual meeting of stockholders will be held on Thursday, May 8, 2014, at 8:00 a.m. PDT, at the Sheraton Carlsbad Resort & Spa, 5480 Grand Pacific Drive, Carlsbad, California, 92008. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describes the formal business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of International Stem Cell Corporation by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of International Stem Cell Corporation’s Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review International Stem Cell Corporation’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely yours,

Andrey Semechkin, PhD
Chief Executive Officer and Co-Chairman

5950 Priestly Drive

Carlsbad, California 92008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 8, 2014

TO OUR STOCKHOLDERS:

Notice is hereby given that the annual meeting of the stockholders of International Stem Cell Corporation, a Delaware corporation, will be held on May 8, 2014, at 8:00 a.m. PDT, at the Sheraton Carlsbad Resort & Spa, 5480 Grand Pacific Drive, Carlsbad, California 92008 for the following purposes:

1.	To elect five directors to hold office for a one-year term and until their respective successors are elected and qualified.

2.	To ratify the selection of Mayer Hoffman McCann P.C. as our independent auditors for the fiscal year ending December 31, 2014.

3.	To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 300 million to 600 million.

4.	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 19, 2014 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof.

Jay Novak

Chief Financial Officer and Secretary

Carlsbad, California

[March     , 2014]

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card. However, if your shares are held of record by a broker or other nominee you will need to obtain a legal proxy from the holder of record to vote in person at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2014: Our Proxy Statement is attached. Financial and other information concerning International Stem Cell Corporation is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2013. A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders, may be viewed at:

http://ISCO.proxy.internationalstemcell.com

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access our Annual Report to Stockholders and this Proxy Statement on the website referred to in the Notice or request to receive a printed set of our Annual Report to Stockholders and this Proxy Statement. Instructions on how to access our Annual Report to Stockholders and this Proxy Statement over the Internet or to request a printed copy of our Annual Report to Stockholders and this Proxy Statement may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Our Annual Report to Stockholders and this Proxy Statement are also available on our website at http://ISCO.proxy.internationalstemcell.com.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of International Stem Cell Corporation, a Delaware corporation, for use at its annual meeting of stockholders to be held on May 8, 2014, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. A Notice of Internet Availability of Proxy Materials is being mailed to stockholders on or about March 27, 2014.

SOLICITATION AND VOTING

Voting Securities. Only stockholders of record as of the close of business on March 19, 2014, will be entitled to vote at the meeting and any adjournment thereof. As of March 19, 2014, we had [            ] shares of Common Stock, 300,000 shares of Series B Preferred Stock, 43 shares of Series D Preferred Stock, and 5,000,000 shares of Series G Preferred Stock outstanding. All of the above shares are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her and each holder of shares of Preferred Stock is entitled to vote the equivalent number of common shares that the respective classes of preferred shares can be converted into. As a result, the shares of Series B Preferred Stock are entitled to a total of 2,066,000 votes, the shares of Series D Preferred Stock are entitled to a total of 28,667,000 votes, and the shares of Series G Preferred Stock are entitled to a total of [16,455,146] votes. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that apply to brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of auditors and the approval of the amendment to our certificate of incorporation to increase the number of authorized shares of common stock. The election of directors, is a non-routine matter, and if your shares are held in street name they will only be voted on this matter if you provide instructions to your broker.

Solicitation of Proxies. We will bear the entire cost of soliciting proxies. In addition to soliciting stockholders by mail and through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation. In addition, we may retain a proxy solicitation firm or other third party to assist us in collecting or soliciting proxies from our stockholders, although we do not currently plan on retaining such a proxy solicitor.

Voting of Proxies. All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted on each proposal as recommended by the Board of Directors.

Revocation or Proxies. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of International Stem Cell Corporation, a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

Voting Results. We will announce preliminary voting results at the annual meeting. We will report final results in a Form 8-K report filed with the Securities and Exchange Commission (the “SEC”).

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have an unclassified Board of Directors that consists of five directors. Our directors are elected for a term of one year and are up for election every year. Once elected, directors serve until their respective successors are duly elected and qualified.

Two of our directors are elected by the holders of Series D Preferred Stock voting as a separate class. The holders of Series D Preferred Stock have nominated Ruslan Semechkin and Andrey Semechkin for reelection to the Board of Directors. Additionally, holders of the Series G Preferred Stock previously nominated Donald A. Wright for election to the Board of Directors, which nominations were approved by our Governance Committee and recommended for election by our shareholders. The other two nominees recommended by the Board of Directors for election by our stockholders are Paul V. Maier and Charles J. Casamento. All nominees are current members of our Board of Directors and, if reelected, they will serve as directors until our annual meeting of stockholders in 2014 or until their successors, if any, are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

The following table sets forth, the director nominees to be elected at this meeting, information with respect to their ages and background:

Name	Principal Occupation	Age	Director Since
Andrey Semechkin	Co-Chairman of the Board and Chief Executive Officer	54	2008
Donald A. Wright	Co-Chairman of the Board, CEO and President of ISIS, Inc.	62	2007
Charles J. Casamento	Executive Director and Principal, The Sage Group	68	2010
Paul V. Maier	CFO, Sequenom, Inc.	66	2007
Ruslan Semechkin	Chief Scientific Officer	28	2008

Director Nominees:

Andrey Semechkin, Ph.D., Co-Chairman and CEO, has been a director of the Company since December 2008. Dr. Semechkin has served as our CEO since 2009. Dr. Semechkin is a specialist in system analysis, strategic planning and corporate management. He is a member of the Russian Academy of Sciences and was the Deputy Director of Institute of System Analysis from 2004 to 2011. Dr. Semechkin was awarded the Russian Government Award in Science and Technology in 2006 and has written several scientific books. He has over 20 years experience creating and managing businesses across different industries and scientific sectors. The Governance Committee noted that Dr. Andrey Semechkin has been nominated, and is expected to be elected, by the holders of Series D Preferred Stock. The Governance Committee noted Dr. Semechkin’s knowledge and understanding of business management combined with his business acumen and judgment provide our Board with valuable expertise and leadership skills. Dr. Semechkin is the father of Dr. Ruslan Semechkin, one of our directors and Chief Scientific Officer.

Donald A. Wright became a director in March 2007. Since January 2010, Mr. Wright has served as Chief Executive Officer and President of ISIS, Inc. which provides various services under contract to various agencies of the US Government and armed services. Mr. Wright was previously the Chairman and Founder of Everett, Washington-based Confluence Capital Group Inc., which provided consulting services to institutional investors, debt holders and public and private companies. From 1995 until 2006, Mr. Wright was Chief Executive Officer and President of Pacific Aerospace & Electronics, Inc., an engineering and manufacturing company that he helped to found and that designs, manufactures and sells components primarily for the aerospace, defense and transportation industries. The Governance Committee believes that Mr. Wright’s director qualifications include serving on multiple public and private company Boards over the last 35 years, and certification from UCLA’s Anderson School of Business for Directors of Public Companies which included modules on the Finance, Audit, Compensation and Corporate Governance Committees.

Charles J. Casamento has been a director since June 2010. Since 2007, Mr. Casamento has been Executive Director and Principal of The Sage Group, a healthcare advisory group specializing in mergers, acquisitions, and partnerships between biotechnology companies and pharmaceutical companies. He was the president and CEO of Osteologix, Inc., a public biopharmaceutical company developing products for treating osteoporosis, from 2004 through 2007. From 1999 through 2004, he served as chairman of the board, president and CEO of Questcor Pharmaceuticals, Inc. Mr. Casamento formerly served as RiboGene, Inc.’s president, CEO and chairman of the board from 1993 through 1999 until it merged with Cypros to form Questcor. He was co-founder, president and CEO of Interneuron Pharmaceuticals, Inc. (Indevus), a biopharmaceutical company, from 1989 until 1993. Mr. Casamento has also held senior management positions at Genzyme Corporation, where he was senior vice president, pharmaceuticals and biochemicals; American Hospital Supply, where he was vice president of business development and strategic planning for the Critical Care Division; Johnson & Johnson, Hoffmann-LaRoche, Inc. and Sandoz Inc. Mr. Casamento also serves on the Boards of Directors of CORTEX Pharmaceuticals, SuperGen, Inc. and VIVUS, Inc. He holds a bachelor’s degree in Pharmacy from Fordham University and an M.B.A. from Iona College and was originally licensed to practice pharmacy in the states of New York and New Jersey. The Governance Committee believes that Mr. Casamento’s director qualifications include serving as President or CEO of various life sciences companies, and his experience serving on other Boards and in other senior management positions.

Paul V. Maier became a director in July 2007 and has over 20 years of experience as a senior executive in biotechnology and pharmaceutical companies. Since November 2009, he has been serving as Chief Financial Officer of Sequenom, Inc., a publicly held company serving the discovery, clinical research, and molecular diagnostics market. From February 2007 until November 2009, he served as an independent financial consultant. Previously, Mr. Maier was Senior Vice President and Chief Financial Officer of Ligand Pharmaceuticals, Inc., a commercial stage biopharmaceutical company, a position he held from 1992 to 2007. From 1990 to 1992, Mr. Maier served as Vice President, Finance of DFS West, a division of DFS Group, LP a private multinational retailer. From 1984 to 1990, Mr. Maier was employed by ICN Pharmaceuticals, a pharmaceutical and biotechnology research products company, where he held various executive positions in finance and general management in ICN as well as SPI Pharmaceuticals, a publicly held subsidiary. Mr. Maier currently serves on the Board of Directors of both Pure Bioscience and Talon Therapeutics. Mr. Maier received an MBA from Harvard Business School and a BS from Pennsylvania State University. The Governance Committee believes that Mr. Maier’s director qualifications include his education and his financial and management experience and Board experience with life sciences companies. Mr. Maier currently serves as Audit Committee Chair of two other Boards and Compensation Committee Chair on one of those Boards.

Ruslan Semechkin, Ph.D., Director, Chief Scientific Officer, became a Director in October 2008. He has served as our Chief Scientific Officer since June 2013 and has served in various positions (most recently as Vice President of Research and Development) since joining us in December 2008. Dr. Semechkin was trained in medical genetics, stem cell biology and international business administration, and holds an M.S. degree from Faculty of Fundamental Medicine of Moscow State University. He earned his Ph.D. degree in Physiology from Anokhin Research Institute of Normal Physiology, Russian Academy of Medical Sciences. Dr. Semechkin is a well-known speaker on stem cell biology, including the use of stem cells for neurology and skin regeneration. He has publications in the field of clinical and molecular biology, and is author of various patent applications. Dr. Ruslan Semechkin was nominated, and is expected to be elected, by the holders of our Series D Preferred Stock. The Governance Committee notes Dr. Semechkin’s knowledge and understanding of our skincare business and research programs, combined with his business acumen and judgment, provide our Board with valuable insight and expertise. Dr. Ruslan Semechkin is the son of Dr. Andrey Semechkin, our Co-Chairman and Chief Executive Officer.

Vote Required and Board Recommendation

If a quorum is present and voting at the meeting, the nominees for election by the holders of Series D Preferred Stock, and three other nominees for director receiving the highest number of votes will be elected as the directors. Abstentions and broker non-votes have no effect on the vote.

The Board of Directors unanimously recommends a vote “FOR” each of the nominees named above (Item 1 on the Enclosed Proxy Card).

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that each of Mr. Maier, Mr. Wright, and Mr. Casamento satisfy the independence requirements specified in the listing requirements of Nasdaq Marketplace Rules.

Executive Sessions

Our independent directors generally meet in executive sessions without management present each time the Board holds its regularly scheduled meetings.

Board Meetings and Committees

During 2013, the Board of Directors met seven times. The Board of Directors has an Audit Committee, a Compensation Committee, and a Governance Committee. During the last fiscal year, each of our current directors attended all of meetings of the Board and all of the committees of the Board on which such director served during that period.

Audit Committee.

The members of the Audit Committee are Paul V. Maier (Chairman), Donald A. Wright and Charles Casamento. Mr. James H. Berglund served as a member of the Audit Committee until his Board service ended in September 2013. Each of the members of the Audit Committee satisfies the independence requirements established by the Nasdaq Marketplace Rules. Mr. Maier is an audit committee financial expert, as defined in the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter that is available on our website at: www.internationalstemcell.com. The primary purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the functions of the Audit Committee include retaining our independent auditors, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Audit Committee held four meetings during the fiscal year ended December 31, 2013. The Committee meets and confers at least quarterly with the outside auditors and generally conducts an executive session without management at each meeting.

Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.

Governance Committee.

The members of the Governance Committee are Donald A. Wright (Chairman), Paul V. Maier, and Charles J. Casamento. Each of the members of the Governance Committee satisfies the independence requirements established by the Nasdaq Marketplace Rules. The Governance Committee operates under a written charter that is available on our website at: www.internationalstemcell.com. The primary responsibilities of the Governance Committee are to (i) recommend applicable corporate governance principles, codes of conduct and compliance mechanisms, (ii) evaluate the effectiveness of the board and board committees; (iii) evaluate the effectiveness of senior management and succession planning; (iv) review the corporation’s director compensation programs and policies; (v) examine board meeting policies, such as meeting schedule and location, meeting agenda, the presence and participation of non-director senior executives and written materials distributed in advance of meeting; (vi) review the board’s committee structure, including each committee’s charter and size. The Governance Committee held two meetings during the fiscal year ended December 31, 2013.

The Governance Committee’s goal is to assemble a Board of Directors that brings a variety of perspectives and skills derived from high quality business and professional experience. There are no stated minimum criteria for director nominees, but the Governance Committee believes that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by U.S. Securities and Exchange Commission rules, and that at least three members of the Board should meet the definition of “independent director” under the Nasdaq Marketplace Rules. The Governance Committee also believes it appropriate for certain key members of management to participate as members of the Board.

While we do not have a formal diversity policy, our Board of Directors believes that our Board should have diversity of knowledge base, professional experience and skills. When considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by our stockholders, the Governance Committee will review the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest, existing time commitments and the ability to act in the interests of all stockholders. Once a potential qualified candidate is identified, multiple members of the Governance Committee will interview that candidate. The committee may also ask the candidate to meet with non-committee members of the Board and/or members of management and, if the committee believes a candidate would be a valuable addition to the Board, it will recommend that candidate to the full Board.

Compensation Committee.

The members of the Compensation Committee are Donald A. Wright (Chairman), Paul V. Maier, and Charles J. Casamento. Each of the members of the Compensation Committee satisfies the independence requirements established by the Nasdaq Marketplace Rules. The Compensation Committee operates under a written charter that is available on our website at: www.internationalstemcell.com. The Compensation Committee’s responsibilities are to (i) establish and modify through consultation with senior management, the Company’s general compensation philosophy and oversee the development and implementation of executive compensation programs and policies; (ii) evaluate the performance and set compensation (including base salary, incentive compensation and equity based awards) of the Chief Executive officer; (iii) review and approve the compensation (including base salary, incentive compensation and equity-based awards) of officers above the level of Vice President, review and approve compensation guidelines for all other officers, review compensation of Directors above the equivalent level of Vice president and review and approve the compensation guidelines for all other officers; (iv) review the terms of the Company’s incentive compensation plans, equity based plans, retirement plans, and welfare benefit plans; (v) review policies with respect to post-service arrangements and perquisites provided to officers above the level of Vice President, including the Chief Executive Officer and perquisites policies for Vice Presidents; and (vi) review the related tabular and other disclosures about director and executive compensation proposed by management for inclusion in the Company’s annual report and proxy statement. The Compensation Committee held two meetings during the fiscal year ended December 31, 2013.

In determining executive compensation, the Committee reviews and approves any Company goals and objectives relevant to the compensation of executive officers and evaluates the performance of executive officers in light of those goals and objectives. Based on such evaluation, the Committee has the sole authority to set the compensation (including base salary, incentive compensation and equity-based awards) of the executive officers. In determining incentive compensation, the Committee considers, among other factors it deems appropriate, the Company’s performance, the recommendations of the CEO, the value of similar incentive awards to executive officers at comparable companies, and the awards given to management in prior years.

Stockholder Recommendations for Director Nominees

Pursuant to the terms of its charter, the Governance Committee will consider qualified director candidates suggested by our stockholders. Stockholders may recommend individuals for the Governance Committee to consider as potential director candidates by submitting the candidate’s name, contact information and biographical information in writing to the “International Stem Cell Corporation Governance Committee” c/o Corporate Secretary, 5950 Priestly Drive, Carlsbad, CA 92008. The biographical information and background materials will be forwarded to the Governance Committee for its review and consideration. The committee’s review of candidates identified by our stockholders is essentially identical to the review process for candidates identified by the committee. In addition to the process discussed above regarding the consideration of the Governance Committee of candidates suggested by our stockholders, our Bylaws contain provisions that address the process and related deadlines by which a stockholder may nominate an individual to stand for election to our Board at our annual meeting of stockholders.

Communications with Directors

Any stockholder who desires to contact any members of our Board of Directors may do so by writing to: Board of Directors, c/o Corporate Secretary, 5950 Priestly Drive, Carlsbad, CA 92008. Communications received in writing are distributed to the Co-Chairmen of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend. All of our directors attended last year’s annual meeting.

Non-Director Executive Officers

John Simon Craw, Ph.D., Executive Vice President of Business Development, joined us in 2010. Dr. Craw obtained his Ph.D. in Chemistry from the University of Manchester and began his career at the University of Rio de Janeiro followed by positions at the University of Sydney and the University of Manchester. He has over 18 years experience in research and development as well as operations and information technology at Merck, Astra-Zeneca and Novartis and as head of R&D Informatics and Regulatory Operations at ACADIA Pharmaceuticals. Dr. Craw’s has numerous scientific publications, has been a guest on numerous radio and television programs including National Public Radio and Fox News, and is a frequent speaker at international conferences.

Jay Novak, Chief Financial Officer and Secretary has over 18 years of experience in finance and accounting. He joined the Company in July 2011 and served as Director of Finance from May 2012 until he became Chief Financial Officer in April 2013. Prior to joining the Company, Mr. Novak has served in various finance and accounting roles at several publicly traded companies. His experience includes serving as Associate Director of Finance at Nanogen, Inc., Associate Director of Finance at Elan Pharmaceuticals, and Assistant Director of Finance at Isis Pharmaceuticals, Inc. Mr. Novak is a certified public accountant, and began his career with Deloitte & Touche, LLP. He has received a B.S in Accountancy from California State University, Long Beach and an M.B.A. from University of California, Irvine.

Code of Conduct and Ethics

The Board has adopted a Code of Conduct and Ethics that applies to all of our employees, officers and directors. We will provide to any person, without charge, a copy of the Code of Conduct and Ethics upon request directed to our Corporate Secretary at 5950 Priestly Drive, Carlsbad, CA, 92008 or by telephone at (760) 940-6383.

Risk Management

The Board as a whole is responsible for overseeing the Company’s risk exposure as part of determining a business strategy that generates long-term shareholder value. Each of the Board’s standing committees focuses on risk areas associated with its area of responsibility.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors of International Stem Cell Corporation has selected Mayer Hoffman McCann P. C. as independent auditors to audit the consolidated financial statements of International Stem Cell Corporation for the fiscal year ending December 31, 2014. Mayer Hoffman McCann P.C. has acted as our independent auditors since its appointment on March 25, 2011. A representative of Mayer Hoffman McCann P.C. is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Mayer Hoffman McCann P.C. as our independent auditors is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Mayer Hoffman McCann P.C. to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Mayer Hoffman McCann P.C. (“MHM”) has advised the Company that MHM leases substantially all of its personnel, who work under the control of MHM’s shareholders, from wholly-owned subsidiaries of CBIZ, Inc., in an alternative practice structure. Accordingly, substantially all of the hours expended on MHM’s engagement to audit the Company’s consolidated financial statements for the year ended December 31, 2013 and 2012, were attributed to work performed by persons other than MHM’s full-time, permanent employees.

The following table sets forth the aggregate fees billed to International Stem Cell Corporation for the fiscal years ended December 31, 2013 and 2012 by Mayer Hoffman McCann P.C. our independent registered public accounting firm:

Principal Accountant Fees and Services	Fiscal 2013	Fiscal 2012
Audit Fees (1)	$155,000	$161,000
Audit-Related Fees (2)	$69,000	$56,000
Tax Fees (3)	$—	$—
All Other Fees (4)	$—	$—

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent auditors in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” In addition, the amounts include fees for services that are normally provided by the auditor in connection with statutory and regulatory filings and engagements for the years identified. Audit related fees in 2013 and 2012 include an aggregate of $69,000 and $56,000, respectively, in fees billed by Mayer Hoffman McCann P.C. and Vasquez & Company, LLP, in connection with the filing of registration statements.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.
(4)	All Other Fees consist of fees for products and services other than the services reported above.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. The Audit Committee pre-approved all services provided by our independent auditors during the fiscal years ended December 31, 2013 and 2012.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the votes cast at the meeting is required to ratify the appointment of Mayer Hoffman McCann P.C. as our independent auditor for the fiscal year ending December 31, 2014. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Mayer Hoffman McCann P.C. as our independent auditors for the fiscal year ending December 31, 2014.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2013 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 16 “Communication with Audit Committees,”, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Audit Committee

Paul V. Maier (Chairman)
Donald A. Wright
Charles J. Casamento

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended (the “1934 Act”), whether made before or after the date of this proxy statement and without regard to any general incorporation language therein.

PROPOSAL NO. 3

APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors is requesting stockholder approval of an amendment to our Certificate of Incorporation to increase our authorized number of shares of common stock from 300,000,000 shares to 600,000,000 shares.

The additional common stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding common stock. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of our currently outstanding common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of our common stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of our Certificate of Incorporation with the Secretary of State of the State of Delaware.

In addition to the 154,375,053 shares of common stock outstanding on February 28, 2014, the Board has reserved 23,553,193 shares for issuance upon exercise of stock options that were outstanding on February 28, 2014 and 12,877,750 shares for future issuances and grants made under our equity incentive plans. In addition, the Board has reserved 47,245,689 shares of common stock which may be issued upon the conversion of shares of our preferred stock outstanding on February 28, 2014, 45,658,654 shares of common stock which may be issued upon the exercise of warrants outstanding on February 28, 2014 and 15,133,334 shares of common stock which may be issued and sold pursuant to our Common Stock Purchase Agreement with Lincoln Park Capital, LLC if we are able to satisfy the conditions precedent for sales of shares under this agreement. As a result, on February 28, 2014, there were only 1,164,327 shares of common stock available for issuance for other purposes. If we are unable to use shares of common stock to raise capital, we would be required to curtail various research and development programs and/or sell or grant licenses to our technology for various fields of use.

The additional shares may be used for various purposes without further stockholder approval. These purposes may include: raising capital; providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; expanding our business or product lines through the acquisition of other businesses or products; and other purposes.

The additional shares of common stock that would become available for issuance if the proposal is adopted could also be used by the company to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the company. For example, without further stockholder approval, the Board of Directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board of Directors currently aware of any such attempts directed at us), stockholders should be aware that approval of this proposal could facilitate future efforts by the company to deter or prevent changes in control of the company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

Description of Common Stock

Voting Rights

Holders of our common stock are entitled to one vote per share. Subject to any voting rights granted to holders of any preferred stock, the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the subject matter, other than the election of directors, will generally be required to approve matters voted on by our stockholders. Directors will be elected by plurality of the votes of the shares present in person or represented by a proxy at the meeting entitled to vote on the election of directors. Our certificate of incorporation does not provide for cumulative voting.

Dividends

Subject to the rights of holders of any outstanding preferred stock, the holders of outstanding shares of our common stock will share ratably on a per share basis in any dividends declared from time to time by our Board of Directors.

Other Rights

Subject to the rights of holders of any outstanding preferred stock, upon our liquidation, dissolution or winding up, we will distribute any assets legally available for distribution to our stockholders, ratably among the holders of our common stock outstanding at that time

Vote Required and Board of Directors Recommendation

The affirmative vote of the holders of (i) a majority of the outstanding shares of our common stock and (ii) a majority of the outstanding shares of our common stock and preferred stock, voting together as a single class on an as-converted to common stock basis, will be required to approve this amendment to the our Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

If this proposal is approved and the amendment becomes effective, Section 1 of Article Fourth of our Certificate of Incorporation, which sets forth our currently authorized capital stock, will be amended to read in its entirety as follows:

“Section 1. Authorization of Shares.

The aggregate number of shares of capital stock which the Corporation will have the authority to issue is 620,000,000 shares, consisting of 600,000,000 shares of common stock, having a par value of $0.001 per share (“Common Stock”), and 20,000,000 shares of preferred stock, having a par value of $0.001 per share (“Preferred Stock”).”

The Board of Directors unanimously recommends a vote “FOR” Proposal 3 to amend our Certificate of Incorporation to increase the number of authorized shares of common stock from 300,000,000 shares to 600,000,000 shares.

EXECUTIVE COMPENSATION

Executive Officers

We describe in this section the executive compensation paid to our three named executive officers during 2013: Andrey Semechkin, Chief Executive Officer, John Simon Craw, Executive Vice President of Business Development, and Ruslan Semechkin, Chief Scientific Officer.

Compensation Overview

We are currently considered a “smaller reporting company” for purposes of Securities and Exchange Commission executive compensation and other disclosure rules and as such we have elected to comply with the disclosure requirements applicable to smaller reporting companies. This executive compensation summary is not intended to meet the “Compensation Discussion and Analysis” disclosure required of larger reporting companies.

Role of the Compensation Committee

All compensation for our executive officers is determined from time to time by the Compensation Committee of our Board of Directors, which is composed only of independent directors. The Compensation Committee is also responsible for administration of the equity incentive plans, including grants of equity awards to Company employees and consultants. In performing its functions the Compensation Committee relies, in part, on the input from the Chief Executive Officer and other members of senior management, however, the Committee retains the final decision-making authority over all executive compensation matters.

Compensation Philosophy and Objectives

The objectives of the Company’s executive compensation program are to attract, retain and reward executive officers and other key employees who contribute to the Company’s success and to provide year-to-year and long-term incentives for these individuals to enhance stockholder value. In order to accomplish this we offer a total compensation package that consists of: (1) an annual base salary, based on the seniority and level of performance of the executive, (2) long-term incentives in the form of stock options and restricted stock awards, and (3) other benefits. From time to time, we review our compensation levels in comparison to available industry data, with the last review being conducted using data provided by Aon Hewitt (formerly Radford) in 2011.

Base Salaries. Base salaries are an integral component of our total compensation program and help us attract and retain senior executives with desired skill sets. Our Chief Executive Officer provides recommendations to the Compensation Committee based on an analysis of industry standards and an evaluation of each executive officer’s contribution to the Company’s performance. Base salaries are reviewed and adjusted periodically to take into account changes in responsibility, and relevant experience, as well as current and anticipated cash resource limitations. Our Compensation Committee considers, but retains the right to accept, reject or modify recommendations from the Chief Executive Officer. Consideration of base salaries is conducted during Compensation Committee meetings and neither the Chief Executive Officer nor any other member of management is present during these meetings.

Long-Term Equity Incentives. Our Compensation Committee believes that equity-based compensation provides the executive officers and other employees with a strong economic incentive to increase stockholder value over the long term. Equity-based awards are made pursuant to our 2006 and 2010 Equity Participation Plans (the “Stock Plans”) that provide for grants of stock options, shares of restricted stock and other equity-based awards. Long-term equity awards may be granted to executive officers and other employees for contributions to the Company’s success. The terms of these equity awards generally provide time based vesting provisions and require the recipient to remain employed to obtain or exercise such awards on each vesting date. The Compensation Committee does not currently have a policy for the automatic awarding of equity awards to the executive officers or our other employees. Our Chief Executive Officer provides recommendations to the

Compensation Committee for equity grants to the executive officers and other employees, taking into account each employee’s performance, achievements, and other criteria deemed relevant. The Compensation Committee reviews the proposed grants, but reserves the right to reject or modify such recommendations. The timing of our typical equity awards is determined in advance. In general, we do not anticipate option grants on dates other than the scheduled meetings of the Compensation Committee. The grant date is established when the Compensation Committee approves the grant and all key terms have been determined.

Other Benefits. We provide group life insurance, health, vision and dental care insurance to all employees, including the executive officers. These benefits do not discriminate in scope, terms or operation in favor of the executive officers. All such benefits terminate at the time each individual is no longer employed with the Company or as otherwise provided in the applicable employment agreement. In 2012, we implemented a 401(k) defined contribution plan, which is our primary retirement benefit for employees, including executives. Although permitted under the plan, we have not matched employee contributions to the 401(k) plan. We do not provide our executive officers with any type of defined benefit retirement benefit or the opportunity to defer compensation pursuant to a non-qualified deferred compensation plan.

Employment/Severance Agreements. We have entered into severance pay agreement with Dr. Craw. Pursuant to the agreement, if his employment is terminated without “cause”, Dr. Craw will be entitled to a severance pay equivalent to three months base salary. We do not have severance agreements with Dr. Semechkin and Mr. Novak.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2013 and 2012 by our most highly compensated executive officers, who are sometimes referred to herein as our named executive officers.

2013 SUMMARY COMPENSATION TABLE

Name	Year	Salary (1)	Bonus (2)	Option Awards ($) (3)	All Other Comp.	Total
Andrey Semechkin	2013	$258,457		$23,035		$281,492
	2012	$255,000		$176,840		$431,840
John Simon Craw	2013	$220,031		$17,332		$237,363
	2012	$215,769		$51,632		$267,401
Ruslan Semechkin	2013	$181,987		$16,176		$198,163
	2012	$176,539		$59,354		$235,893

(1)	Actual amounts paid.
(2)	Performance-based bonuses are reported as Non-Equity Incentive Plan Compensation. Except as otherwise noted, amounts reported as bonus represent discretionary bonuses in addition to the amount (if any) earned under the annual compensation guidelines.
(3)	Represents the grant date fair value in accordance with ASC 718. These amounts have been calculated in accordance with ASC 718 using the market price of our stock on the respective grant dates. The assumptions used with respect to the valuation of option grants are set forth in the notes in the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

On April 9, 2013 we granted options as follows: Dr. Andrey Semechkin 100,000 shares, Dr. Craw 75,000 shares, and Dr. Ruslan Semechkin 70,000 shares at an exercise price of $0.27. These options expire on April 9, 2023. All of the shares in this grant were granted under the 2010 Equity Participation Plan. The options issued are subject to plan restrictions and will vest 25% at the one-year anniversary on April 9, 2014, and then 1/48th on each month commencing on May 9, 2014.

On June 22, 2012 we granted options as follows: Dr. Craw 75,000 shares and Dr. Ruslan Semechkin 75,000 shares, each at the exercise price of $0.38. These options expire on June 22, 2022. All of the shares in this grant were granted under the 2010 Equity Participation Plan. The options issued are subject to plan restrictions and vest at the rate of 2% per month commencing July 22, 2012.

On May 28, 2012 we granted options as follows: Dr. Andrey Semechkin 750,000 shares at an exercise price of $0.32. These options expire on May 28, 2022. All of the shares in this grant were granted under the 2010 Equity Participation Plan. The options issued are subject to plan restrictions and vest at the rate of 2% per month commencing June 28, 2012.

On January 13, 2012 we granted options as follows: Dr. Craw 80,000 shares and Dr. Ruslan Semechkin 100,000 shares, each at the exercise price of $0.49. These options expire on January 13, 2022. All of the shares in this grant were granted under the 2010 Equity Participation Plan. The options issued are subject to plan restrictions and vest at the rate of 2% per month commencing February 13, 2012.

Fair Value Assumptions

The following table sets forth the assumptions used in 2013 and 2012 in the calculation of the option awards presented in our “Summary Compensation Table.” For all periods presented, the fair value of share-based awards for options awards was estimated at the date of grant using the Black-Scholes valuation model.

	Year ended December	Year ended December
	2013	2012
Significant assumptions (weighted-average):
Risk-free interest rate at grant date	1.02%	0.94%
Expected stock price volatility	116.53%	121.90%
Expected dividend payout	0%	0%
Expected option life-years based on management’s estimate	6.08 years	5.69 years

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of December 31, 2013:

Outstanding Equity Awards at December 31, 2013

	Equity Incentive Plan Awards
Name	Year Option Granted		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Andrey Semechkin	2009	(1)	29,000	—	$0.49	2019
	2009	(2)	1,190,000	70,000	$0.59	2019
	2011	(4)	1,750,000	750,000	$1.93	2021
	2012	(7)	285,000	465,000	$0.32	2022
	2013	(9)	—	100,000	$0.27	2023
John Simon Craw	2010	(3)	460,000	40,000	$1.58	2020
	2011	(4)	210,000	90,000	$1.93	2021
	2011	(5)	62,000	38,000	$1.10	2021
	2012	(6)	36,800	43,200	$0.49	2022
	2012	(8)	27,000	48,000	$0.38	2022
	2013	(9)	—	75,000	$0.27	2023
Ruslan Semechkin	2008	(1)	50,000	—	$0.22	2018
	2009	(2)	240,000	10,000	$0.59	2019
	2011	(4)	350,000	150,000	$1.93	2021
	2012	(6)	46,000	54,000	$0.49	2022
	2012	(8)	27,000	48,000	$0.38	2022
	2013	(9)	—	70,000	$0.27	2023

(1)	There were no unvested stock awards as of December 31, 2013.
(2)	The stock option vested as to 1/50 th of the shares subject to the stock option on each month commencing on January 10, 2010.
(3)	The stock option vested as to 1/50 th of the shares subject to the stock option on each month commencing on March 25, 2010.
(4)	The stock option vested as to 1/50 th of the shares subject to the stock option on each month commencing on February 13, 2011.
(5)	The stock option vested as to 1/50 th of the shares subject to the stock option on each month commencing on June 3, 2011.

(6)	The stock option vested as to 1/50 th of the shares subject to the stock option on each month commencing on February 13, 2012.
(7)	The stock option vested as to 1/50 th of the shares subject to the stock option on each month commencing on June 28, 2012.
(8)	The stock option vested as to 1/50 th of the shares subject to the stock option on each month commencing on July 22, 2012.
(9)	The stock option will vest 25% at the one year anniversary on April 9, 2014, and then 1/48th on each month commencing on May 9, 2014.

2006 Equity Participation Plan

The 2006 Equity Participation Plan (also referred to as “2006 Stock Plan”) provides for the grant of stock options or restricted stock and other equity based awards to our employees, officers, directors and consultants. Options may be either “incentive stock options” or non-qualified options under the federal tax laws and will have an exercise price equal to at least fair market value as of the grant date. A total of 15,000,000 shares of common stock have been reserved for issuance under the 2006 Stock Plan, subject to adjustments for certain corporate transactions or events. The purpose of the 2006 Stock Plan is to enable us to offer non-employee directors, officers, other key employees and consultants of the Company and our subsidiaries and affiliates, equity-based incentives, thereby attracting, retaining and rewarding these participants and strengthening the mutuality of interests between these participants and our stockholders. The 2006 Stock Plan is administered by the board of directors as a whole. The board of directors has the power to determine the terms of any restricted stock or options granted under the 2006 Stock Plan. Grants under the 2006 Stock Plan are generally not transferable, and each stock option is generally exercisable during the lifetime of the optionee only and can only be exercised by such optionee.

Equity Awards Issued Outside the 2006 Equity Participation Plan

In 2009, options to purchase 10,257,593 shares were issued outside the 2006 Equity Participation Plan. These grants include 8,620,715 shares that were issued with an exercise price of $.62 per share and 1,636,878 that were issued with an exercise price of $.59 per share.

2010 Equity Participation Plan

The 2010 Equity Participation Plan (also referred to as “2010 Stock Plan”) provides for the grant of stock options or restricted stock and other equity based awards to our employees, officers, directors and consultants. Options may be either “incentive stock options” or non-qualified options under the federal tax laws and will have an exercise price equal to at least fair market value as of the grant date. A total of 18,000,000 shares of common stock have been reserved for issuance under the 2010 Stock Plan, subject to adjustments for certain corporate transactions or events. The purpose of the 2010 Stock Plan is to enable us to offer non-employee directors, officers, other key employees and consultants of the Company and our subsidiaries and affiliates, equity-based incentives, thereby attracting, retaining and rewarding these participants and strengthening the mutuality of interests between these participants and our stockholders. The 2010 Stock Plan is administered by the board of directors as a whole. The board of directors has the power to determine the terms of any restricted stock or options granted under the 2010 Stock Plan. Grants under the 2010 Stock Plan are generally not transferable, and each stock option is generally exercisable during the lifetime of the optionee only and can only be exercised by such optionee.

Stock Option Grants

The Board may grant options qualifying as incentive stock options under the Internal Revenue Code and nonqualified stock options. The term of an option will be fixed by the Board, but will not exceed ten years (or five years in the case of an incentive stock option granted to a person beneficially owning shares representing

10% or more of the total combined voting power of all classes of our stock, referred to as a 10% stockholder). The option price for any option will not be less than the fair market value of the common stock on the date of grant (or 110% of the fair market value in the case of an incentive stock option granted to a 10% stockholder). Generally, the fair market value will be the closing price of the common stock on the applicable trading market. Payment for shares purchased upon exercise of a stock option must be made in full at the time of purchase. Payment may be made (i) in cash; (ii) in a cash equivalent acceptable to the Board; (iii) by the transfer to us of shares owned by the participant for at least six months on the date of transfer; (iv) if the common stock is traded on an established securities market, the board may approve payment of the exercise price by a broker-dealer or by the option holder with cash advanced by the broker-dealer if the exercise notice is accompanied by the option holder’s written irrevocable instructions to deliver the common stock acquired upon exercise of the option to the broker-dealer; or (v) any other method acceptable to the Board and in compliance with applicable laws.

Restricted Stock

The board is authorized to grant restricted stock. Restricted stock is a grant of shares of common stock which may not be sold or disposed of and which shall be subject to such risks of forfeiture and other restrictions as the board may impose. Unless otherwise determined by the board, the purchase price for any restricted stock grant will be not less than 85% of the fair market value of common stock on the date of grant or at the time the purchase is consummated (or 100% of the fair market value in the case of restricted stock granted to a 10% stockholder). Generally, the fair market value will be the closing price of the common stock on the applicable trading market. Payment for shares purchased pursuant to a restricted stock grant may be made in (i) cash at the time of purchase; (ii) at the discretion of the board, according to a deferred payment or other similar arrangement with the participant; or (iii) in any other form of legal consideration that may be acceptable to the board in its discretion. A participant granted restricted stock generally has all of the rights of a stockholder of the Company, unless otherwise determined by the board.

Option Exercises and Stock Vested During Last Fiscal Year

There were no option exercises or stock vested by named executive officers during the fiscal year ended December 31, 2013.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding options and shares reserved for future issuance under our current equity compensation plans as of December 31, 2013:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
2006 Equity Participation Plan (1)	5,748,450	$0.86	6,266,550
Equity compensation plans approved by security holders:
2010 Equity Participation Plan (2)	10,289,950	$1.26	6,527,000
Equity compensation plans not approved by security holders (3)	7,609,293	$0.62	—
Total	23,637,693		$12,793,550

(1)	Represents stock options under the 2006 Equity Participation Plan (the “2006 Plan”). The options granted under the 2006 Plan may be either qualified or non-qualified options. Up to 15,000,000 options may be granted to employees, directors and consultants under the Plan. Stockholders approved the 2006 Plan effective December 1, 2006.
(2)	Represents stock options under the 2010 Equity Participation Plan (the “2010 Plan”). The options granted under the 2010 Plan may be either qualified or non-qualified options. Up to 18,000,000 options may be granted to employees, directors and consultants under the 2010 Plan. Options may be granted with different vesting terms and expire no later than 10 years from the date of grant. Stockholders approved the 2010 Plan effective April 28, 2010.
(3)	Represents stock options not under any of the Company’s Equity Participation Plans. The options were granted to senior management and Board members. The options were granted with different vesting terms but will expire no later than 10 years from the date of grant.

As of December 31, 2010, we had reserved 15,000,000 shares of our Common Stock for issuance under the 2006 Stock Plan. At December 31, 2013, there were 5,738,450 shares issuable upon exercise of outstanding options under the 2006 Stock Plan, at a weighted average exercise price of $0.86. Options granted under the 2006 Stock Plan will generally have a 10-year term and vest at the rate of 2% per month commencing the following month of grant. Options granted under our 2006 Stock Plan provide for full acceleration of the unvested portion of an option if the option is not assumed or substituted by an acquiring entity upon a “Change in Control,” as defined under the 2006 Stock Plan.

During 2010, we had established and reserved 18,000,000 shares of our Common Stock for issuance under the 2010 Stock Plan. At December 31, 2013, there were 10,289,950 shares issuable upon exercise of outstanding options under the 2010 Stock Plan, at a weighted average exercise price of $ 1.26. Options granted under the 2010 Stock Plan will generally have a 10-year term and vest at the rate of either (i) 2% per month commencing the following month of grant, or (ii) 25% on the first anniversary of the date of grant and 1/48th per month thereafter. Options granted under our 2010 Stock Plan provide for full acceleration of the unvested portion of an option if the option is not assumed or substituted by an acquiring entity upon a “Change in Control,” as defined under the 2010 Stock Plan.

2013 DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation earned during the last fiscal year by each individual who served as a director at any time during the fiscal year, other than directors who are listed in the Summary Compensation Table (directors who are also employees do not receive any additional compensation for service on the Board):

Name (4)	Fees Earned or Paid in Cash (1)	Restricted Stock Awards (2)	Total
Donald A. Wright	$57,500	$55,575	$113,075
Paul V. Maier	$32,500	$49,825	$82,325
Charles J. Casamento	$32,500	$49,825	$82,325
James H. Berglund (3)	$24,375	$20,313	$44,688

(1)	Mr. Wright, Mr. Maier, Mr. Casamento and Dr. Berglund were compensated for their service on the Board and for service on any committee of the Board at the annual rate of $32,500, while Mr. Wright receives an additional annual compensation of $25,000 for serving as the Co-Chairman of the Board.
(2)	In January 2013, Mr. Wright, Mr. Maier, Mr. Casamento each received 162,500 shares of restricted stock, with one quarter vesting at the end of each fiscal quarter; and each received 40,000 shares of restricted stock granted on the date of the Annual Meeting in June 2013 and vesting on the earlier of twelve months from the date of grant or the date of the 2014 Annual Meeting. Dr. Berglund received an equal number of shares in January and June 2013, but forfeited 121,250 unvested shares upon his resignation from the Board. The restricted stock award amount represents the grant date fair value of the Company’s stock.
(3)	On September 15, 2013, Dr. Berglund resigned from the Board.
(4)	As of December 31, 2013, Mr. Wright held 360,000 stock options and 292,500 shares of restricted stock; Mr. Maier held 260,000 stock options and 242,500 shares of restricted stock; Mr. Casamento held 150,000 stock options and 242,500 shares of restricted stock; Dr. Berglund held 271,250 shares of restricted stock.

In January 2013, the Board revised the compensation program for non-employee directors. Non-employee directors receive (i) annual cash compensation of $32,500 (with Mr. Wright receiving an additional $25,000 for his service as Co-Chairman), (ii) 162,500 shares of restricted stock, with one quarter vesting at the end of each fiscal quarter, and (iii) 40,000 shares of restricted stock granted on the date of the Annual Meeting and vesting on the earlier of twelve months from the date of grant or the date of the next Annual Meeting.

RELATED PERSON TRANSACTIONS

Pursuant to our Code of Business Conduct and Ethics, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into transactions which create, or would appear to create, a conflict of interest with us. Our Audit Committee is responsible for reviewing and approving related party transactions. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

Except with respect to the transactions described below, none of our directors or executive officers, nor any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares, nor any of our promoters, nor any relative or spouse of any of the foregoing persons has any material interest, direct or indirect, in any transaction for the past two years or in any presently proposed transaction to which we were or are to be party. None of our directors or executive officers is indebted to us.

From time to time, various persons, including certain officers, directors, principal shareholders, and their affiliates, have advanced funds to Lifeline and/or ISC California for operating expenses. As of December 31, 2013, all such advances have been repaid in full.

As part of the Series D Financing Agreement, we have recognized in our 2013 and 2012 financial statements dividends paid of $0 and $55,123 in each of those fiscal years to X-Master, Inc. (an entity affiliated with Dr. Andrey Semechkin and Dr. Ruslan Semechkin, both of whom are directors and executive officers). Additionally, in 2013 and 2012, dividends of $0 and $181,907, respectively, were paid to Dr. Andrey Semechkin as part of the Series D Financing Agreement.

During the first quarter of 2011, we executed an operating lease for our corporate offices in Carlsbad, California with S Real Estate Holdings LLC. S Real Estate Holdings LLC is owned by Dr. Andrey Semechkin, the Company’s Chief Executive Officer and Co-Chairman of the Board of Directors. During fiscal year 2013 and 2012, the Company recorded $137,000 and $113,000 in rent expense related to the facility lease arrangement with related parties.

On January 22, 2013, to obtain funding for working capital purposes, we entered into a Securities Purchase Agreement with Dr. Andrey Semechkin and Dr. Simon Craw to sell a total of 10,125,000 shares of common stock at a price of $0.20 per share, for a total purchase price of $2,025,000. Dr. Andrey Semechkin is our Co-Chairman and Chief Executive Officer. Dr. Simon Craw is our Executive Vice President Business Development. The sale of the shares of common stock was completed on January 22, 2013. In connection with the sale of these shares we issued to each purchaser a warrant, exercisable for a period of 5 years, to purchase (at an exercise price of $0.20 per share) a number of shares of common stock equal to 50% of the shares purchased by that purchaser, for a total of 5,062,500 shares subject to the warrants.

On March 12, 2013, to obtain funding for working capital purposes, we entered into a Securities Purchase Agreement with certain investors, including Dr. Andrey Semechkin, to sell a total of 5,000,000 shares of common stock at a price of $0.20 per share, for a total purchase price of $1,000,000. Dr. Andrey Semechkin is our Co-Chairman and Chief Executive Officer and purchased $100,000 worth of common stock. Each of the other investors has had a long-standing relationship with us and has closely followed the Company. The sale of the shares of common stock was completed on March 12, 2013. In connection with the sale of these shares we issued to each investor a warrant, exercisable for a period of 5 years, to purchase (at an exercise price of $0.20 per share) a number of shares of common stock equal to 50% of the shares purchased by that investor, for a total of 2,500,000 shares subject to the warrants.

On July 24, 2013, to obtain funding for working capital purposes, we entered into a Securities Purchase Agreement with certain investors, including Dr. Andrey Semechkin and Dr. Ruslan Semechkin, to sell a total of 20,000,000 Units, a Unit comprising a share of common stock and a Series A Warrant exercisable for a share of common stock at a price of $0.15 per Unit. In addition, the aggregate purchase price included 20,000,000 Series B Warrants, each exercisable for an additional Unit at an exercise price of $0.15 per Unit, subject to adjustment. Dr. Andrey Semechkin is our Co-Chairman and Chief Executive Officer and purchased $899,850 worth of Units, and Dr. Ruslan Semechkin, our Chief Scientific Officer and director and purchased $100,150 worth of Units. The Series A Warrants are exercisable for a period of 5 years; the Series B Warrants expired on October 24, 2013. During October 2013, Dr. Andrey Semechkin exercised $400,000 worth of Series B Warrants prior to expiration; and Dr. Ruslan Semechkin exercised $96,800 worth of Series B Warrants prior to expiration. The exercise price of the Series B Warrants was adjusted to $0.1452 per Unit under the terms of the agreement. Prior to the expiration of the Series B Warrants in October 2013, other holders exercised $1,957,360 worth of Series B Warrants.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock and our preferred stock as of February 28, 2014, by (i) each person who is known by us to beneficially own 5% or more of our common stock or 5% or more of our preferred stock, (ii) each of our directors and named executive officers, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

Other than for matters adversely affecting the rights and preferences of the preferred stock, the shares of our preferred stock vote together with the shares of common stock on most matters, with the shares of preferred stock entitled to cast a number of votes equal to the number of shares of common stock into which the shares of preferred stock could be converted. As of February 28, 2014 there were a total of 5,300,043 shares of preferred stock outstanding that were convertible into a total of 47,245,689 shares of common stock. Dr. Andrey Semechkin and Dr. Ruslan Semechkin, either directly or through entities that they control, beneficially own a total of 5,000,043 shares of preferred stock, that could be converted into a total of 45,179,573 shares of common stock. As such, Dr. Andrey Semechkin and Dr. Ruslan Semechkin control approximately 94.8% of the voting power of the preferred stock. The shares of common stock issuable upon conversion of the preferred stock are reflected in the following table.

In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of such person, shares of Common Stock subject to warrants or options held by that person that are currently exercisable or exercisable within 60 days of February 28, 2014 were deemed to be outstanding, and shares of preferred stock owned by such person and convertible into Common Stock were deemed to be converted into Common Stock. Such shares were not deemed to be outstanding, however, for the purpose of computing the percentage ownership of any other person.

Stock Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Name of Beneficial Owner	Actual Beneficial Ownership	Percent of Beneficial Ownership(1)
Andrey Semechkin (2)(3)(5)(6)(7)	95,572,811	43.58%
John Simon Craw (2)(3)	1,106,450	*
Ruslan Semechkin (2)(3)(5)(6)(7)	95,572,811	43.58%
Paul Maier (2)(3)	544,500	*
Donald Wright (2)(3)	652,500	*
Charles Casamento (2)(3)	392,500	*
All Executive Officers and Directors as a Group (7 Persons)	98,339,861	44.48%
5% Holders
X-Master, Inc. (5)	14,666,667	9.11%
AR Partners LLC (7)	16,512,906	9.66%
Kenneth Aldrich (4)	8,742,503	5.44%

*	Less than 1%
(1)	Based on 154,375,053 shares currently outstanding, plus shares issuable under derivative securities which are exercisable within 60 days of February 28, 2014.
(2)	The business address for each director and officer is 5950 Priestly Drive, Carlsbad, CA 92008.

(3)	Includes shares issuable upon conversion of outstanding shares of preferred stock and warrants and options to purchase shares of our common stock exercisable within 60 days of February 28, 2014 in the following amounts:
Dr. Andrey Semechkin, 64,921,227 shares; Dr. Craw, 961,450 shares; Dr. Ruslan Semechkin, 64,921,227 shares; Mr. Casamento, 150,000 shares; Mr. Maier, 260,000 shares; Mr. Wright, 360,000 shares; and All Executive Officers and Directors as a Group, 66,723,777 shares.
(4)	Included shares issuable upon exercise of options to purchase shares of our common stock exercisable within 60 days of February 28, 2014 for 6,430,000 shares. Mr. Aldrich’s shares are held, in part, through YKA Partners, a California limited partnership. Mr. Aldrich is the investment manager of YKA Partners and controls the disposition of these shares. The business address for Mr. Aldrich and YKA Partners is 157 Surfview Drive, Pacific Palisades, CA 90272.
(5)	The business address for X-Master, Inc. is 1 Overlook Drive, Unit 11, Amherst, New Hampshire 03031. X-Master Inc. is owned by Dr. Andrey Semechkin. Dr. Ruslan Semechkin is the President of X-Master, Inc. The shares held by X-Master are all issuable upon conversion of outstanding shares of preferred stock and are considered to be beneficially owned by each of Andrey Semechkin and Ruslan Semechkin.
(6)	Pursuant to the applicable SEC rules, each of Dr. Andrey Semechkin and Dr. Ruslan Semechkin are considered to be the beneficial owner of shares held by the other.
(7)	The business address for AR Partners LLC is 5950 Priestly Drive, Carlsbad, CA 92008. AR Partners LLC is owned by Dr. Andrey Semechkin and Dr. Ruslan Semechkin. Dr. Ruslan Semechkin is the General Manager of AR Partners LLC. The shares held by AR Partners are all issuable upon conversion of outstanding shares of preferred stock and are considered to be beneficially owned by each of Andrey Semechkin and Ruslan Semechkin.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were met.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2015 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than December 31, 2014. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not earlier than January 8, 2015 and not later than February 7, 2015.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2013 annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS

We may satisfy SEC’s rules regarding delivery of our Notice and, if applicable, Annual Report to Stockholders and this Proxy Statement by delivering a single copy of these materials to an address shared by two or more stockholders. This process is known as “householding.” This delivery method can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one Notice, and if applicable, Proxy Statement and Annual Report to Stockholders to multiple stockholders who share an address, unless contrary instructions were received prior to the mailing date. Accordingly, for many stockholders who hold their shares through a bank, brokerage firm or other holder of record (i.e., in “street name”) and share a single address, only one Notice is being delivered to that address unless contrary instructions from any stockholder at that address were received.

We undertake to deliver promptly upon written or oral request a separate copy of the Notice, Annual Report to Stockholders and/or Proxy Statement, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of the Notice, Annual Report to Stockholders or Proxy Statement either now or in the future, please contact our Corporate Secretary and 5950 Priestly Drive, Carlsbad, CA, 92008 or by telephone at (760) 940-6383. If your stock is held by a brokerage firm or bank and you prefer to receive separate copies of the Notice, Annual Report to Stockholders or Proxy Statement either now or in the future, please contact your brokerage or bank. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact us as indicated above.

Jay Novak

Chief Financial Officer and Secretary

[March __, 2014]

▼ DETACH PROXY CARD HERE AND RETURN ▼

INTERNATIONAL STEM CELL CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2014

The undersigned hereby appoints Andrey Semechkin and Jay Novak as attorney and proxies of the undersigned, each with full power of substitution, to vote all of the shares of stock of International Stem Cell Corporation (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Sheraton Carlsbad Resort & Spa, 5480 Grand Pacific Drive, Carlsbad, California, 92008, on Thursday, May 8, 2014, at 8:00 a.m. local time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, these shares will be voted in accordance with the recommendations of the Board of Directors.

YOUR VOTE IS IMPORTANT. You are urged to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage prepaid if mailed in the United States.

Whether or not you plan to attend the meeting in person, you are urged to sign and promptly mail this proxy in the return envelope so that your stock may be represented at the meeting.

(See reverse side)

▼ DETACH PROXY CARD HERE AND RETURN IN THE ENCLOSED ENVELOPE ▼

The Board of Directors recommends a vote FOR the following proposals:

(1)	To elect Donald A. Wright, Paul V. Maier, and Charles J. Casamento as directors to hold office until the 2015 Annual Meeting of Stockholders.

(INSTRUCTION: To withhold authority to vote for any individual nominee mark the “Exceptions” box above and write the name of the nominee(s) that you do not wish to vote for on the line below.)

❑ FOR	❑ WITHHOLD ALL	❑ EXCEPTIONS

EXCEPTIONS:

(2)	To ratify the selection of Mayer Hoffman McCann P.C. as the Company’s independent auditors for the fiscal year ending December 31, 2014.

❑ FOR	❑ AGAINST	❑ ABSTAIN

(3)	To approve an amendment to the Company’s Certificate of Incorporation to increase the authorized number of shares of common stock from 300 million to 600 million.

❑ FOR	❑ AGAINST	❑ ABSTAIN

Please sign below, exactly as name or names appear on this proxy. If the stock is registered in the names of two or more persons (Joint Holders), each should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give printed name and full title. If more than one trustee, all should sign.

Date

Signature

Signature

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW